Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated December 4, 2003)	Registration No. 333-110926

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

This prospectus supplement contains a revised selling shareholders table to the prospectus dated December 4, 2003, Registration Number 333-110926. The revised selling shareholders table replaces in its entirety the selling shareholders table previously included as part of the prospectus, including any prospectus supplement filed prior to the date of this prospectus. This prospectus supplement should be read in conjunction with the prospectus dated December 4, 2003, which has been delivered or is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our shares involves risks. Please read carefully the section of the prospectus entitled “Risk Factors” and the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and the other filings we make with the U.S. Securities and Exchange Commission that are incorporated by reference into the prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

The following table provides the names of the selling shareholders as of the date of this prospectus and the number of shares or other securities beneficially owned by each such holder on that date. The information presented in the table has been provided to us by the selling shareholders. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below or by their pledgees, donees, transferees, partners or other successors in interest.

Name	Position/Relationship with the Company	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered		Common Shares to be Beneficially Owned After Offering (1)
						Number	Percentage
Crown American Properties, L.P.	N/A	125,000	(2)	125,000	(2)	—	*
Pasquerilla LLC (3)	N/A	1,121,186		779,889		341,297	*
Mark E. Pasquerilla	Trustee	71,172	(4)	6,923		64,249	*

*	Less than one percent.

(1)	The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. For the purposes of this table we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

(2)	Shares underlying PREIT Associates, L.P. partnership units held directly by Crown American Properties, L.P.

(3)	Pursuant to an Account Application and Agreement for Organizations and Businesses (the “Loan Agreement”) by and between Pasquerilla LLC (the “Borrower”) and UBS Financial Services Inc. (the “Lender”), 360,811 shares held by Pasquerilla LLC covered by this prospectus have been pledged by the Borrower to the Lender as security for a loan or other extension of credit by the Lender to the Borrower. Upon demand by the Lender or a default by the Borrower under the Loan Agreement, the Lender and/or any affiliate thereof, may be a selling shareholder hereunder and may sell the applicable shares offered by this prospectus.

(4)	Includes 10,961 shares that Mr. Pasquerilla owns directly, 5,000 shares subject to exercisable options held by Mr. Pasquerilla and 55,211 shares held by Marenrico Partnership. Does not include 1,121,186 shares held directly by Pasquerilla LLC, an entity controlled by Mr. Pasquerilla.

The date of this prospectus supplement is November 19, 2007.